Exhibit (m)(iv) under Form N-1A
                                              Exhibt (1) under Item 601/Reg. S-K



                                    EXHIBIT E

                                     to the

                                Distribution Plan



                                  WesMark Funds



                        WesMark Small Company Growth Fund



     This Distribution Plan is adopted by WesMark Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.

     In compensation for the services provided pursuant to this Plan, ESI will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the WesMark Small Company Growth Fund held during the month.

     Witness the due execution hereof this 1st day of June, 2000.



                                    WesMark Funds





                                    By:  /s/ Beth S. Broderick
                                    Name:  Beth S. Broderick

Title:    Vice President